EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Provides Exploration and Corporate Updates

Coeur d’Alene, Idaho – August 11, 2021 – Timberline Resources Corporation (OTCQB: TLRS; TSX-V: TBR) (“Timberline” or the “Company”) provides a mid-season update on exploration at its 100%-controlled Eureka Project in Nevada. Exploration activities continue in a fully funded program encompassing numerous Carlin-type gold occurrences over the 62 km2 (24 mi2) land position. An extensive drill program is underway, both to offset recent and historic high-grade (> 3 g/t Au) drill intercepts, and to test new undrilled targets. The Company’s objectives are to discover additional high-grade gold in and around the current resource and to advance new targets across the district-scale property with geologic mapping, geophysics, and geochemistry.

Highlights of the 2021 exploration program to-date include:

•Completed approximately 23% (1,409m) of the planned reverse circulation (RC) drilling at the Eureka Project – 5 holes completed in the Lookout Mountain area;

•Completed a controlled source audio magnetotellurics (CSAMT) geophysics survey, spanning 19 line-kilometers along four survey lines;

•Commenced an induced polarization/resistivity (IP) survey – planned for 29 line-kilometers primarily in the Windfall area;

•Geological mapping well underway in the central Oswego Trend and northern Lookout Trend; and

•Completed an orientation soil survey across the Windfall Trend and approximately 700 soil geochemical samples in the northern portion of the property.

Patrick Highsmith, Timberline’s President & CEO, remarked on the 2021 exploration program so far, “In a mature world-class terrane like the Battle Mountain-Eureka Trend, drilling, geological mapping, geophysics, and geochemistry are key elements of a comprehensive program for gold discovery. It is gratifying to see Timberline advancing on all those fronts at Eureka. We have invested extra effort into improving the quality of our fundamental tools, including drill sampling, soil sampling, and quality control. The first five drill holes and the preliminary geophysical data we have seen are very encouraging for our growth prospects in 2021 and beyond.”

Drilling Update

During late 2020 and early 2021 the Company announced drill results confirming new areas of high-grade gold inside the existing resource and to the east in the Water Well Zone (WWZ) (see Company news releases December 1, 2020 and January 7, 2021). The Timberline team has applied geophysics in conjunction with geologic mapping and 3D modeling to develop these targets for testing in this drill program. RC drilling commenced in mid-July and five holes have been completed at this time (Figure 1). Three of these holes were aimed at expanding the WWZ mineralization to the north, including the northernmost hole, which is more than 200 meters from previous high-grade intercepts. The high-grade WWZ remains open to the northwest, north, south, and east. Several more holes are planned in this program to test the zone to the northwest and southeast. The first phase of drilling also included two new target areas to the southwest from the historic Lookout Mountain Pit. Samples have been submitted to ALS Global labs but all analyses are pending.

Drilling is on a hiatus in August as RC and core drilling contractors rotate between projects. The balance of the RC drilling and core drilling will pick-up in September. In addition to more drilling around the WWZ, the next phase of drilling will move into other areas where known higher grade gold has not been followed-up, such as South Lookout, Rocky Canyon, and the Oswego Trend. There are also several holes planned to test important IP and geological targets in the Graben Zone and West Lookout (Figure 1).

Figure 1.  Lookout Mountain Area and Graben Zone with Major Targets and 2021 Drilling

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Geophysics

A geophysical crew from Zonge Geosciences, Inc. (Zonge) has completed a CSAMT survey along four lines totaling 19 line-kilometers. The four survey lines transect six major target areas within the greater Eureka Project area. CSAMT measures the electrical resistivity of the rocks to considerable depth and with high resolution. These data are expected to provide enhanced insights into the alteration, structural geology, and stratigraphy of the rocks in three dimensions. This will be helpful in interpreting how best to drill in some of the newer target areas. It will also improve understanding how the three major trends on the property are related, the Windfall, the Oswego, and the Lookout Trends. Processing, analysis, and interpretation of the CSAMT data are on-going and will be integrated with new IP data and recent geologic mapping. Timberline will release a summary interpretation of the latest geophysical data in the coming weeks.

Zonge is also advancing a 29 line-kilometer IP survey focused in the Windfall area; approximately 25% of the survey has been completed. The 2021 IP survey builds upon significant results reported from the larger 2020 survey (see Company news release dated February 3, 2021) that identified significant chargeability anomalies underlying the Lookout Mountain resource area and linking to numerous targets beyond the resource. A test IP line conducted in the northeast part of the property in 2020 also indicated the presence of a chargeability high downdip to the east from the historic Windfall open pits. The 2021 survey will provide much needed infill data at Windfall that may help develop targets there for near-term testing.

Geochemistry

Timberline is also investing in a sizable geochemical survey to help complete the surface geochemistry database over key areas of the property. After completing an orientation survey over known mineralization to evaluate sampling and analytical methodology, the team moved forward with new sampling in the northern part of the property. The new data will augment the existing geochemical coverage and extend surface coverage for gold and pathfinder elements into projected parts of the trends farther north. Approximately 700 samples have been collected in the Windfall area to date. All analytical results are pending.

Corporate Update

Timberline also reports that Dr. Quinton Hennigh has resigned from its board of directors to assume a full-time staff position at Crescat Capital as its Executive Geologic and Technical Advisor. His resignation was effective August 6, 2021. Crescat Capital remains a major and strategic shareholder in Timberline.

Timberline’s Chairman, Leigh Freeman, commented on the new relationship with Quinton and Crescat, “We are very happy for Quinton to move into this exciting role with Crescat on a full-time basis. Crescat, Quinton, and Patrick were all part of a major turnaround for Timberline one year ago. It has been rewarding to work so closely with Quinton to develop our new exploration strategy at the Eureka Project. This transition won’t be difficult for us, as it strengthens our relationship with one of our largest shareholders.”

Dr. Quinton Hennigh added more comments on the move, “It has been a strong year for Timberline since Crescat and I got involved, despite volatile gold and equities markets. We now see Timberline well-funded for its second consecutive significant exploration program, applying great technology with an even stronger team at the huge Eureka Project. We continue to believe that the district holds multi-million-ounce gold potential. In my new role, we will continue to closely follow future work and we will all benefit from the close relationships built during our time working together.”

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Steven Osterberg, Ph.D., P.G., Timberline’s Vice President Exploration, is a Qualified Person as defined by National Instrument 43-101 and has reviewed and approved the technical contents of this release. Dr. Osterberg is not independent of the Company as he is an officer.

About Timberline Resources

Timberline Resources Corporation is focused on delivering high-grade Carlin-Type gold discoveries at its district-scale Eureka Project in Nevada. The Eureka Property includes the historic Lookout Mountain and Windfall mines in a total property position of approximately 24 square miles (62 square kilometers). The Lookout Mountain Resource was reported in compliance with Canadian NI 43-101 in an Updated Technical Report on the Lookout Mountain Project by Mine Development Associates, Effective March 1, 2013, filed on SEDAR April 12, 2013.

Resource Category	Tonnage (million short tons)	Grade (oz/ton)	Grade (grams/tonne)	Contained Au (troy oz)
Measured	3.04	0.035	1.2	106,000
Indicated	25.90	0.016	0.6	402,000
Inferred	11.71	0.012	0.41	141,000

The Company is also operator of the Paiute Joint Venture Project with Nevada Gold Mines in the Battle Mountain District. These properties all lie on the prolific Battle Mountain-Eureka gold trend. Timberline also controls the Seven Troughs Project in northern Nevada, which is one of the state's highest-grade former gold producers. Timberline controls over 43 square miles (111 square kilometers) of mineral rights in Nevada. Detailed maps and mineral resources estimates for the Eureka Project and NI 43-101 technical reports for its projects may be viewed at http://timberlineresources.co/.

Timberline is listed on the OTCQB where it trades under the symbol "TLRS" and on the TSX Venture Exchange where it trades under the symbol "TBR".

On behalf of the Board of Directors,

“Patrick Highsmith”

President and CEO

Tel:   208-664-4859

Forward-looking Statements: Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These include, but are not limited to, statements regarding the advancement of projects, and exploration potential.  When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend", “growth opportunity” and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-

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looking statements. Factors that could cause or contribute to risks involving forward-looking statements include, but are not limited to, changes in the Company’s business and other factors, including risk factors discussed in the Company's Form 10-K for the year ended September 30, 2020. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accept responsibility for the adequacy or accuracy of this release.

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